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                                                                     Exhibit 10L





October 21, 1998

To:           R. Barry Gettins

From:         K. Grahame Walker

Subject:      Your Retirement Status

The purpose of this memorandum is to confirm our earlier discussions and finalize the details relative to your retirement from Dexter Corporation. As several of the particular elements of your retirement benefits require formal approval by the Compensation and Organization Committee of the Dexter Corporation's Board of Directors, those elements are expressed as contingent upon the Committee's approval. Nevertheless, they represent what I am prepared to go forward with to the Committee subject to your agreement and understanding and accompanying release.

         Date of Retirement: December 31, 1998

         Executive Supplemental Retirement Plan (SRP): Subject to the approval of the Compensation and Organization Committee of the Board, you will be eligible to receive a Special Early Retirement as provided for in Section 2.04
(d) of the Plan. The estimated benefits have been prepared by PriceWaterhouseCoopers LLP and provided to you already. A final calculation will be prepared and provided upon your retirement.

         Retiree Medical Insurance: You will become eligible to participate in the Retiree Medical Program provided by the Corporation. Under this program, you will be able to continue your current coverage until you reach age 65. Given your length of service, Dexter Corporation will contribute 75% of the cost of your retiree medical coverage for 1999. Beginning in the year 2000, the cost sharing formula will include a cap on the annual increase in Dexter's contribution.

         Long Term Incentive Plans:

                  Restricted Stock Grants: Subject to the approval of the Compensation and Organization Committee of the Board, all remaining restrictions with respect to the restricted stock grants you have received shall expire. Specifically, the time-lapse restrictions on Grants # 1-6 will expire upon your retirement and any remaining performance target restrictions will expire at such time as the achievement of the relevant performance targets is determined.

                  Non-Qualified Stock Options: Subject to the approval of the Compensation and Organization Committee of the Board, all remaining stock options that you have been awarded will become fully vested and exercisable on January 4, 1999. In addition, approval will be sought to extend the period of exercise for all of your options through December 31, 2000.
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                                                           Exhibit 10L continued





         Company Car: You will retain the use of your company-provided car through June 30, 1999. You may elect to purchase the vehicle at its stated fair market value at the end of this extension period.

         Executive Incentive Compensation: You will be eligible to receive any applicable EIC payment for the performance year 1998 as determined by the provisions of the Plan. Any earned payment shall be made at the end of the year-end audit sign-off in February 1999.

         ESPRIT and Retirement Equalization: ESPRIT and Retirement Equalization contributions will be applied to all earnings for 1998 in accordance with the respective plans.

Please indicate your understanding and acceptance of the terms of your retirement from Dexter Corporation. As they represent a significant additional benefit to you, they are contingent upon your signature on a standard release and waiver that is attached to this agreement.



                                                 K. Grahame Walker
                                                 Chairman & Chief Executive
                                                 Officer



Understood and Agreed:


/s/ R.B. Gettins                            October 21, 1998
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R. Barry Gettins                          Date